August 22, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

Gentlemen:

We have read Sub-Item 77K of Form N-SAR of Blue Chip Value Fund, Inc. for the semi-annual period ended June 30, 2000 and are in agreement with the statements contained in the first paragraph of Sub-Item 77K. We have no basis to agree or disagree with other statements of the registrant contained therein.


                         Sincerely yours,



                         Ernst & Young LLP